Exhibit 3.1

CO - 431877 Certificate Of Incorporation I, ERICAH O. DIXON Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Act, that all requirements of the said Act in respect of registration were complied with by Z2 Acquisition Corp. I an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 23rd day of February Two Thousand Twenty - Six Given under my hand and Seal at George Town in the Island of Grand Cayman this 23rd day of February Two Thousand Twenty - Six Assistant Registrar of Companies, Cayman Islands. Authorisation Code : 187487573276 www.verify.gov.ky 25 February 2026